UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 31, 2019

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On May 3, 2019, AgEagle Aerial Systems Inc. (the “Company”) announced in a Current Report on Form 8-K (the “Form 8-K”), that it entered into a Consulting Agreement (the “Agreement”) with GreenBlock Capital LLC (“Consultant”) to serve as strategic advisor and consultant to the Company with respect to the development of business opportunities and the implementation of business strategies to be agreed to by both parties (the “Services”). On October 31, 2019, the Agreement was terminated as a result of the Company no longer needing the Services to be provided by an outside consultant.

As described in the Form 8-K, during the term of the Agreement, the Company paid the Consultant (i) $25,000 per month, and issued (ii) 500,000 shares of restricted stock at the execution of the Agreement. The Agreement also provided for the issuance of up to an additional 2,500,000 shares of restricted stock upon the achievement of milestones that were to be determined by the Company and the Consultant during the term of the Agreement (the “Shares”). There are no early termination penalties incurred as a result of the termination.

Prior to the Agreement, the Consultant was engaged by the Company between March 2015 and August 2016 to provide consulting services. The Consultant beneficially owns approximately 9% of the shares of the Company’s issued and outstanding common stock, and holds options to purchase 207,055 shares of the Company’s common stock, exercisable until January 14, 2021 at an exercise price of $0.06 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Barrett Mooney
Name:	Barrett Mooney
Title:	Chief Executive Officer

Dated: November 6, 2019

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